EXHIBIT 11

                                           FIRST MONTAUK FINANCIAL CORP.
                                         COMPUTATION OF EARNINGS PER SHARE
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


                                                                            Years ended December 31,
                                                                   1999               1998              1997

Basic:

Net income (loss)                                              $ 2,283,278        $(2,762,847)      $ 1,476,825
Less: Preferred stock dividends                                    (67,750)                --                --
                                                                 ---------          ---------         ---------
Net income (loss) for basic computation                        $ 2,215,528        $(2,762,847)      $ 1,476,825
                                                                 =========          =========         =========

Weighted average common shares outstanding                       9,878,129          9,725,116         8,788,734
                                                                 =========          =========         =========

Per share - basic                                                     $.22              $(.28)             $.17

Diluted:

Net income (loss) for basic computation                        $ 2,215,528        $(2,762,847)      $ 1,476,825
Additions:
   Preferred stock dividends                                        67,750                 --                --
   Interest on convertible debt, net of taxes                       28,384                 --                --
                                                                 ---------          ---------         ---------
Net income (loss) for diluted computation                      $ 2,311,662        $(2,762,847)      $ 1,476,825
                                                                 =========          =========         =========

Weighted average common shares outstanding                       9,878,129          9,725,116         8,788,734
Additions:
   Incremental shares from assumed
   conversion of stock options and warrants
   using the treasury stock method                                 691,759                 --         1,562,298

   Incremental shares from assumed conversion
   of convertible debt and preferred stock
   using the if-converted method                                   692,820                 --                --
                                                                  --------          ---------        ----------
Weighted average common and common
   equivalent shares outstanding - diluted                      11,262,708          9,725,116        10,351,032
                                                                ==========          =========        ==========

Per share - diluted                                                   $.21              $(.28)             $.14

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